EX-99.(q)(1)

GOLDMAN SACHS TRUST II

Power of Attorney

Know All Men By These Presents, that each person whose signature appears below hereby constitutes and appoints James A. McNamara, Caroline L. Kraus, Andrew Murphy, and Robert Griffith, jointly and severally, and each of them, his or her true and lawful attorneys-in-fact and agents, each with power and authority of substitution and resubstitution, for him or her in any and all capacities to sign the Registration Statement under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, of Goldman Sachs Trust II and any and all amendments to such Registration Statement, and to file the same, with exhibits thereto, and other instruments or documents in connection therewith, with the U.S. Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue thereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

WITNESS our hands on the date(s) set forth below.

Name	Title	Date

/s/ James A. McNamara	President (Chief Executive Officer) and Trustee	August 3, 2016
James A. McNamara

/s/ Scott M. McHugh	Treasurer, Senior Vice President and Principal Financial Officer	August 3, 2016
Scott M. McHugh

/s/ Ashok N. Bakhru	Chairman and Trustee	August 3, 2016
Ashok N. Bakhru

/s/ Cheryl K. Beebe	Trustee	August 3, 2016
Cheryl K. Beebe

/s/ John P. Coblentz, Jr.	Trustee	August 3, 2016
John P. Coblentz, Jr.

/s/ Lawrence Hughes	Trustee	August 3, 2016
Lawrence Hughes

/s/ John F. Killian	Trustee	August 3, 2016
John F. Killian

/s/ Richard P. Strubel	Trustee	August 3, 2016
Richard P. Strubel

/s/ Westley V. Thompson	Trustee	August 3, 2016
Westley V. Thompson